Exhibit 2.1
AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
          This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment No. 1”), dated as of January 31, 2011, by and among Dell International L.L.C., a Delaware limited liability company (“Parent”), Dell Trinity Holdings Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Compellent Technologies, Inc., a Delaware corporation (the “Company”), amends the Agreement and Plan of Merger, dated as of December 12, 2010, by and among Parent, Merger Sub and the Company (the “Merger Agreement”).
R E C I T A L S
          A. Whereas, the Company and Parent are defendants in In re Compellent Technologies, Inc. Shareholder Litig., C.A. No. 6084 (Del. Ch.), Espinoza v. Compellent Technologies, Inc. et al., Case No. 27-cv-10-28858 (Minn. 4th Judicial District) and Jones v. Black, et al., Case No. 27-cv-10-28404 (Minn. 4th Judicial District) (collectively, the “Compellent Litigation”).
          B. Whereas, in connection with the settlement of the Compellent Litigation, Parent, the Company and various other parties have entered into that certain Memorandum of Understanding, dated as of January 31, 2011 (the “Settlement MOU”).
          C. Whereas, the Settlement MOU provides, among other things, that the parties hereto will amend the Merger Agreement as provided for in this Amendment No. 1.
          D. Whereas, Section 9.1 of the Merger Agreement provides that the Merger Agreement may be amended with the approval of the respective boards of directors of the Company and Merger Sub and that such amendment be by an instrument in writing signed on behalf of each of the parties hereto.
          E. Whereas, the respective boards of directors of the Company and Merger Sub have approved this Amendment No. 1.
A G R E E M E N T
          NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company agree as follows:
          1. Section 4.2(e) of the Merger Agreement is hereby deleted in its entirety. Promptly after the date of this Amendment No. 1, the Company shall redeem all rights issued under the stockholder rights plan referred to in former Section 4.2(e) of the Merger Agreement (the “Rights Redemption”). The Rights Redemption shall not, in and of itself, give Parent any right to terminate the Merger Agreement or receive a termination fee under the Merger Agreement.

          2. Section 4.3 of the Merger Agreement is hereby amended and restated in its entirety to read as set forth on ANNEX I-A hereto. For the avoidance of doubt, the changes to Section 4.3 of the Merger Agreement are reflected in ANNEX I-B hereto.
          3. Sections 8.3(c) and 8.3(d) of the Merger Agreement are hereby amended by replacing the references to “$37,000,000” therein with “$31,100,000”.
          4. The definition of “Triggering Event”, as set forth in Exhibit A to the Merger Agreement, is hereby amended and restated in its entirety to read as set forth on ANNEX II-A hereto. For the avoidance of doubt, the changes to the definition of “Triggering Event”, as set forth in Exhibit A to the Merger Agreement, are reflected in ANNEX II-B hereto.
          5. Pursuant to Section 5.2(e) of the Merger Agreement, Parent hereby consents to the postponement of the Company Stockholder Meeting until 21 days from the date on which disclosure, in a manner consistent with the requirements of the Settlement MOU, of the terms set forth in Paragraph 1 of the Settlement MOU is filed on a Current Report on Form 8-K with the Securities and Exchange Commission. The foregoing consent does not constitute an amendment to Section 5.2(e) of the Merger Agreement, which remains in full force and effect.
          6. Unless the context otherwise requires, the term “Agreement” as used in the Merger Agreement shall be deemed to refer to the Merger Agreement as amended hereby.
          7. This Amendment No. 1 shall be effective as of the date first written above, as if executed on such date. Except as amended hereby, the Merger Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.
          8. This Amendment No. 1 may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Amendment No. 1 (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms of this Amendment No. 1.
          9. This Amendment No. 1 shall be deemed to be a contract made under the laws of the State of Delaware and shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
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          IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to be duly executed as of the date first written above.

DELL INTERNATIONAL L.L.C.
By:	/s/ Janet B. Wright
	Name:	Janet B. Wright
	Title:	Vice President and Assistant Secretary

DELL TRINITY HOLDINGS CORP.
By:	/s/ Janet B. Wright
	Name:	Janet B. Wright
	Title:	Vice President and Assistant Secretary

COMPELLENT TECHNOLOGIES, INC.
By:	/s/ Philip E. Soran
	Name:	Philip E. Soran
	Title:	President and Chief Executive Officer

ANNEX I-A
     4.3 No Solicitation.
          (a) The Company shall not and shall ensure that the other Acquired Corporations do not, and the Company shall not permit any Person that is a Representative of any of the Acquired Corporations to, directly or indirectly: (i) solicit, initiate or knowingly encourage, assist, induce or facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry (including by approving any transaction, or approving any Person becoming an “interested stockholder,” for purposes of Section 203 of the DGCL) or take any other action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish or otherwise provide access to any non-public information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; or (iv) resolve or publicly propose to take any of the actions referred to in clause “(i),” “(ii)” or “(iii)” of this sentence.
          (b) Notwithstanding anything to the contrary contained in Section 4.3(a), prior to the adoption of this Agreement by the Requisite Stockholder Approval, the Company may furnish non-public information regarding the Acquired Corporations to, and may enter into discussions or negotiations with, any Person in response to an unsolicited, bona fide, written Acquisition Proposal that is submitted to the Company by such Person (and not withdrawn) if: (i) neither any Acquired Corporation nor any Representative of any Acquired Corporation shall have breached or taken any action inconsistent with any of the provisions set forth in this Section 4.3, in Section 5.2 or in the Confidentiality Agreement; (ii) the board of directors of the Company determines in good faith, after having consulted with an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel, that such Acquisition Proposal constitutes, or could (after review by such Person of confidential information and after negotiations between such Person and the Company) reasonably be expected to lead to, a Superior Offer; (iii) the board of directors of the Company determines in good faith, after having consulted with the Company’s outside legal counsel, that the failure to take such action would constitute a breach by the Company’s board of directors of its fiduciary obligations to the Company’s stockholders under applicable Delaware law; (iv) prior to furnishing any such non-public information to, or entering into discussions or negotiations with, such Person, the Company (A) gives Parent written notice of the identity of such Person and of the Company’s intention to furnish non-public information to, or enter into discussions or negotiations with, such Person, (B) receives from such Person, and delivers to Parent a copy of, an executed confidentiality agreement containing (1) customary limitations on the use and disclosure of all non-public written and oral information furnished to such Person by or on behalf of the Acquired Corporations, (2) a provision (that the Company determines in good faith to be customary in scope) prohibiting the solicitation by such Person and its Affiliates and their respective Representatives of employees of any of the Acquired Corporations for a period of 275 days, subject to customary exceptions, and (3) other provisions no less favorable to the Company than the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement; and (v) prior to furnishing any material non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent such non-public information has not been previously furnished by the Company to Parent).
          (c) If the Company, any other Acquired Corporation or any Representative of any Acquired Corporation receives an Acquisition Proposal or Acquisition Inquiry, then the Company shall promptly (and in no event later than 24 hours after receipt of such Acquisition Proposal or Acquisition Inquiry) (i) advise Parent in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the material terms and conditions thereof) and (ii) provide Parent with copies of all documents and written communications (and written summaries of all material oral communications) received or transmitted by any Acquired Corporation or any Representative of any Acquired Corporation relating directly or

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indirectly to such Acquisition Proposal or Acquisition Inquiry. The Company shall keep Parent reasonably informed with respect to the status of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto.
          (d) The Company shall, and shall ensure that the other Acquired Corporations and each Person that is a Representative of any of the Acquired Corporations, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person relating to any Acquisition Proposal or Acquisition Inquiry.
          (e) The Company (i) agrees that it will not, and shall ensure that each other Acquired Corporation will not, release or permit the release of any Person from, or amend, waive or permit the amendment or waiver of any provision of, any confidentiality, non-solicitation, no-hire, “standstill” or similar agreement or provision to which any of the Acquired Corporations is or becomes a party or under which any of the Acquired Corporations has or acquires any rights, and (ii) will use its commercially reasonable efforts to enforce or cause to be enforced each such agreement or provision at the request of Parent; provided, however, that the Company may release a Person from, or amend or waive any provision of, any such “standstill” agreement or provision if (1) neither any Acquired Corporation nor any Representative of any Acquired Corporation shall have breached or taken any action inconsistent with any of the provisions set forth in Section 4.3, in Section 5.2 or in the Confidentiality Agreement, (2) the Company’s board of directors determines in good faith, after having consulted with an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel, that the failure to release such Person from such agreement or provision, the failure to amend such agreement or the failure to waive such provision would constitute a breach by the Company’s board of directors of its fiduciary obligations to the Company’s stockholders under applicable Delaware law, and (3) the Company provides Parent with written notice of the Company’s intent to take such action at least two business days before taking such action.
          (f) Promptly after the date of this Agreement, the Company shall request each Person that has executed a confidentiality or similar agreement in connection with such Person’s consideration of a possible Acquisition Proposal or investment in any Acquired Corporation to return or destroy all confidential information previously furnished to such Person by or on behalf of any of the Acquired Corporations.
          (g) The Company acknowledges and agrees that: (i) any action inconsistent with any provision set forth in this Section 4.3 or Section 5.2 that is taken by any officer, director or financial advisor of or to any of the Acquired Corporations, whether or not such officer, director or financial advisor is purporting to act on behalf of any of the Acquired Corporations, shall be deemed to constitute a breach of such provision by the Company; and (ii) any action inconsistent in any material respect with any provision set forth in Section 4.3 or Section 5.2 that is taken by any other Representative of any of the Acquired Corporations, whether or not such Representative is purporting to act on behalf of any of the Acquired Corporations, shall be deemed to constitute a breach of such provision by the Company.

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ANNEX II-A
Triggering Event. A “Triggering Event” shall be deemed to have occurred if: (a) the board of directors of the Company or any committee thereof shall have made a Recommendation Change; (b) the board of directors of the Company or any committee thereof, or any Acquired Corporation or Representative of any Acquired Corporation, shall have taken, authorized or publicly proposed any of the actions referred to in Section 5.2(c) of the Agreement; (c) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement; (d) a tender or exchange offer relating to shares of Company Common Stock shall have been commenced and the Company shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; (e) an Acquisition Proposal shall have been publicly announced, and the Company shall have failed to issue a press release that reaffirms unanimously the Company Board Recommendation within five business days after such Acquisition Proposal is publicly announced; (f) any of the Acquired Corporations or any Representative of any of the Acquired Corporations shall have breached in any material respect, or taken any action inconsistent in any material respect with, any of the provisions set forth in Section 4.3 of the Agreement; or (g) the Company (i) releases any Person from, or amends or waives any provision of, any “standstill” agreement or provision, or (ii) delivers a notice to Parent pursuant to clause “(3)” of the proviso to Section 4.3(e) of the Agreement.

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ANNEX I-B
     4.3 No Solicitation.
          (a) The Company shall not and shall ensure that the other Acquired Corporations do not, and the Company shall not permit any Person that is a Representative of any of the Acquired Corporations to, directly or indirectly: (i) solicit, initiate or knowingly encourage, assist, induce or facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry (including by approving any transaction, or approving any Person becoming an “interested stockholder,” for purposes of Section 203 of the DGCL) or take any other action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish or otherwise provide access to any non-public information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; or (iv) resolve or publicly propose to take any of the actions referred to in clause “(i),” “(ii)” or “(iii)” of this sentence.
          (b) Notwithstanding anything to the contrary contained in Section 4.3(a), prior to the adoption of this Agreement by the Requisite Stockholder Approval, the Company may furnish non-public information regarding the Acquired Corporations to, and may enter into discussions or negotiations with, any Person in response to an unsolicited, bona fide, written Acquisition Proposal that is submitted to the Company by such Person (and not withdrawn) if: (i) neither any Acquired Corporation nor any Representative of any Acquired Corporation shall have breached or taken any action inconsistent with any of the provisions set forth in this Section 4.3, in Section 5.2 or in the Confidentiality Agreement; (ii) the board of directors of the Company determines in good faith, after having consulted with an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel, that such Acquisition Proposal constitutes ~~or is reasonably likely to result in~~, or could (after review by such Person of confidential information and after negotiations between such Person and the Company) reasonably be expected to lead to, a Superior Offer; (iii) the board of directors of the Company determines in good faith, after having consulted with the Company’s outside legal counsel, that the failure to take such action would constitute a breach by the Company’s board of directors of its fiduciary obligations to the Company’s stockholders under applicable Delaware law; (iv) ~~at least two business days~~ prior to furnishing any such non-public information to, or entering into discussions or negotiations with, such Person, the Company (A) gives Parent written notice of the identity of such Person and of the Company’s intention to furnish non-public information to, or enter into discussions or negotiations with, such Person, (B) receives from such Person, and delivers to Parent a copy of, an executed confidentiality agreement ~~(which the Company will be permitted to negotiate with such Person during the two business-day notice period referred to in this clause “(ii)”)~~ containing (1) customary limitations on the use and disclosure of all non-public written and oral information furnished to such Person by or on behalf of the Acquired Corporations, (2) a provision (that the Company determines in good faith to be customary in scope) prohibiting the solicitation by such Person and its Affiliates and their respective Representatives of employees of any of the Acquired Corporations for a period of 275 days, subject to customary exceptions, and (3) ~~a customary “standstill” provision (that does not contain any “sunset” or “fall-away” clause or any other clause or provision pursuant to which such “standstill” provision or any portion thereof may be suspended or may terminate prior to the expiration of its full term) prohibiting such Person and its Affiliates and their respective Representatives (to the extent such Representatives are acting on behalf of or at the direction of such Person or any of its Affiliates), for a period of 275 days, from acquiring voting securities of the Company, making Acquisition Proposals to or with respect to any Acquired Corporation, commencing a tender or exchange offer with respect to any voting securities of the Company, initiating or participating in a proxy contest or consent solicitation relating to the Company or assisting, proposing or knowingly facilitating any of the foregoing, and (4)~~ other provisions no less favorable to the Company than the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement; and (v) ~~at least 24 hours~~ prior to furnishing any material non-public information to such

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Person, the Company furnishes such non-public information to Parent (to the extent such non-public information has not been previously furnished by the Company to Parent).
          (c) If the Company, any other Acquired Corporation or any Representative of any Acquired Corporation receives an Acquisition Proposal or Acquisition Inquiry, then the Company shall promptly (and in no event later than 24 hours after receipt of such Acquisition Proposal or Acquisition Inquiry) (i) advise Parent in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the material terms and conditions thereof) and (ii) provide Parent with copies of all documents and written communications (and written summaries of all material oral communications) received or transmitted by any Acquired Corporation or any Representative of any Acquired Corporation ~~setting forth the terms and conditions of, or otherwise~~ relating directly or indirectly to~~,~~ such Acquisition Proposal or Acquisition Inquiry. The Company shall keep Parent reasonably informed with respect to the status of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto~~, and shall promptly (and in no event later than 24 hours after transmittal or receipt of any correspondence or communication) provide Parent with a copy of any correspondence or written communication (and a written summary of any oral communication) between (A) any Acquired Corporation or any Representative of any Acquired Corporation and (B) the Person that made or submitted such Acquisition Proposal or Acquisition Inquiry, or any Representative of such Person~~.
          (d) The Company shall, and shall ensure that the other Acquired Corporations and each Person that is a Representative of any of the Acquired Corporations, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person relating to any Acquisition Proposal or Acquisition Inquiry.
          (e) The Company (i) agrees that it will not, and shall ensure that each other Acquired Corporation will not, release or permit the release of any Person from, or amend, waive or permit the amendment or waiver of any provision of, any confidentiality, non-solicitation, no-hire, “standstill” or similar agreement or provision to which any of the Acquired Corporations is or becomes a party or under which any of the Acquired Corporations has or acquires any rights ~~(including the “standstill” provision contained in any confidentiality agreement entered into by the Company pursuant to clause “(iv)(B)” of Section 4.3(b))~~, and (ii) will use its commercially reasonable efforts to enforce or cause to be enforced each such agreement or provision at the request of Parent; provided, however, that the Company may release a Person from, or amend or waive any provision of, any such “standstill” agreement or provision if (1) neither any Acquired Corporation nor any Representative of any Acquired Corporation shall have breached or taken any action inconsistent with any of the provisions set forth in Section 4.3, in Section 5.2 or in the Confidentiality Agreement, (2) the Company’s board of directors determines in good faith, after having consulted with an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel, that the failure to release such Person from such agreement or provision, the failure to amend such agreement or the failure to waive such provision would constitute a breach by the Company’s board of directors of its fiduciary obligations to the Company’s stockholders under applicable Delaware law, and (3) the Company provides Parent with written notice of the Company’s intent to take such action at least ~~four~~two business days before taking such action.
          (f) Promptly after the date of this Agreement, the Company shall request each Person that has executed a confidentiality or similar agreement in connection with such Person’s consideration of a possible Acquisition Proposal or investment in any Acquired Corporation to return or destroy all confidential information previously furnished to such Person by or on behalf of any of the Acquired Corporations.

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          (g) The Company acknowledges and agrees that: (i) any action inconsistent with any provision set forth in this Section 4.3 or Section 5.2 that is taken by any officer, director or financial advisor of or to any of the Acquired Corporations, whether or not such officer, director or financial advisor is purporting to act on behalf of any of the Acquired Corporations, shall be deemed to constitute a breach of such provision by the Company; and (ii) any action inconsistent in any material respect with any provision set forth in Section 4.3 or Section 5.2 that is taken by any other Representative of any of the Acquired Corporations, whether or not such Representative is purporting to act on behalf of any of the Acquired Corporations, shall be deemed to constitute a breach of such provision by the Company.

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ANNEX II-B
Triggering Event. A “Triggering Event” shall be deemed to have occurred if: (a) the board of directors of the Company or any committee thereof shall have made a Recommendation Change; (b) the board of directors of the Company or any committee thereof, or any Acquired Corporation or Representative of any Acquired Corporation, shall have taken, authorized or publicly proposed any of the actions referred to in Section 5.2(c) of the Agreement; (c) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement; (d) ~~the board of directors of the Company shall have failed to reaffirm, unanimously (except for any vote that is not unanimous solely because a director is not present for the vote due to incapacity or because he is not reasonably available to attend a meeting) and publicly, the Company Board Recommendation within five business days after Parent requests that the Company Board Recommendation be reaffirmed publicly; (d)~~ a tender or exchange offer relating to shares of Company Common Stock shall have been commenced and the Company shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer ~~and reaffirming the Company Board Recommendation~~; (e) an Acquisition Proposal shall have been publicly announced, and the Company shall have failed to issue a press release that reaffirms unanimously the Company Board Recommendation within five business days after such Acquisition Proposal is publicly announced; (f) any of the Acquired Corporations or any Representative of any of the Acquired Corporations shall have breached in any material respect, or taken any action inconsistent in any material respect with, any of the provisions set forth in Section 4.3 of the Agreement; or (g) the Company (i~~) fails to adopt the rights plan referred to in Section 4.2(e) of the Agreement, amends such rights plan, waives any provision of such rights plan or redeems any of the rights issued under such rights plan, (ii) delivers a notice to Parent pursuant to clause “(i)(C)” of the proviso to the second sentence of Section 4.2(e) of the Agreement, (iii~~) releases any Person from, or amends or waives any provision of, any “standstill” agreement or provision ~~(including the “standstill” provision contained in any confidentiality agreement entered into pursuant to clause “(iv)(B)” of Section 4.3(b) of the Agreement), or (iv~~, or (ii) delivers a notice to Parent pursuant to clause “(3)” of the proviso to Section 4.3(e) of the Agreement.

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